Earnings Release

RELIANCE BANCSHARES, INC. ANNOUNCES FIRST QUARTER, 2010 RESULTS

ST. LOUIS, May 3, 2010 – Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its first quarter, 2010 results and reports a net loss of $2.499 million.  Net income for the first quarter of 2009 was $90,874.  The loss is attributable to the prolonged, challenging economic environment and specifically, consequences in the commercial real estate markets in Florida and St. Louis.   As a result, the Company increased its reserve for possible loan losses to $32.7 million, an $18.5 million increase over the prior year’s quarter ended March 31, 2009.  This reserve currently represents 2.96% of outstanding loans; for first quarter ended 2009, the reserve represented 1.15% of outstanding loans.   The first quarter, 2010 provision for possible loan losses was $7.692 million, a $5.442 million increase over the first quarter of 2009.  In addition, increases of $.281 million in FDIC assessments and $1.1 million in expenses associated with other real estate impacted earnings for the first three months ended March 31, 2010.

The Company continues to achieve cost savings in salaries and employee benefits, advertising, and other non-interest expenses.  These cost savings were implemented in the first quarter, 2009, and continued through the first quarter, 2010.

Net interest income for the first quarter, 2010, was $10.8 million, a 20.1% increase compared to the prior year’s quarter.  This growth in net interest income resulted from lower cost deposits, improved loan pricing and an improved total deposit mix including an 8.9% increase in non-interest bearing deposits.  The Company also experienced a 27% reduction in long-term borrowings and significant reductions from deposit re-pricing opportunities, improving the bank’s net interest margin and liquidity.

Total assets as of March 31, 2010 were $1.485 billion.  This represents a 7.6% decrease compared to the same quarter ended 2009 and a 3.4% decrease compared to December 31, 2009.  Loans decreased 10.5% or $130.1 million compared to March 31, 2009 and $36.2 million or 3.2% compared to December 31, 2009.  While total assets and loans have decreased, a result of pay downs and charge-offs, the Company continues to seek loans to credit worthy borrowers.

During the first quarter of 2010, net charge-offs were $7.2 million.  Non-performing loans totaled 7% of outstanding loans as of March 31, 2010, compared to the prior year of 3.2% and the prior quarter ended December 31, 2009 of 6.3%.  The increase in the provision for loan losses was due to additional reserves needed to shore-up credits that have been identified by management. While improvement has occurred in loans originated in Florida, the Company is experiencing an increased deterioration in loans originated in the St. Louis market. Of the Company’s $1.1 billion loans outstanding at March 31, 2010, 6.8% were originated in Florida and 93.2% outside of Florida.

Originated In
	Florida	All other	Total
Net Charge-offs (quarter ended 3/31/10)	$2.1 million	$5.1 million	$7.2 million
Net Charge-offs (quarter ended 3/31/09)	$2.0 million	$0.4 million	$2.4 million
Non-performing Loans (3/31/2010)	$26.9 million	$50.0 million	$76.9 million
Non-performing Loans (12/31/2009)	$25.4 million	$46.7 million	$72.1 million
Non-performing Loans (3/31/2009)	$31.4 million	$7.8 million	$39.2 million
Non-performing Assets* (3/31/2010)	$46.5 million	$63.8 million	$110.3 million
Non-performing Assets* (12/31/2009)	$44.5 million	$56.7 million	$101.2 million
Non-performing Assets* (3/31/2009)	$39.3 million	$15.4 million	$54.7 million
Outstanding Loans Originated In
Respective Markets (3/31/2010)	$75.2 million	$1,030 million	$1,105 million
Outstanding Loans Originated In
Respective Markets (3/31/2009)	$120.0 million	$1,115 million	$1,235 million
     *Included in Non-performing Assets are Non-performing Loans and Other
       Real Estate Owned

Total revenue, defined as total interest income and non-interest income, was $18.3 million for the quarter ended March 31, 2010.  This represents an 11% decrease compared to the same quarter end, 2009.  However, non-interest income increased 22.4%, or $.120 million. For the same period, net interest income increased 20.1% or $1.8 million to $10.8 million, the result of improved pricing on loans and reduced interest paid on deposits.

Total deposits for the quarter ended March 31, 2010 decreased $53.4 million, or 4.2%.  For the twelve month period ended March 31, 2010, total deposits decreased $54.7 million or 4.3%.   However, the mix of deposits improved with non-interest bearing deposits increasing 8.9% or $4.7 million, thus lowering the cost of deposits. Jerry S. Von Rohr, Chairman and Chief Executive Officer of Reliance Bancshares, Inc. said, “Our performance for the past twelve months has been disappointing and reflective of an economy most of us would never have expected to experience.  As the recession unfolded, we took aggressive measures to protect our balance sheet and the core fundamentals of our business.  While there is some uncertainty in the economy, the markets we serve and the financial and regulatory landscapes,  the Board of Directors, officers and employees continue to remain committed to our Company’s purpose – to reduce risk, to protect and preserve capital and to create value for our shareholders.”

About Reliance Bancshares, Inc.

Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers.  The company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”.   It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices – one in Chandler, Arizona and another in Houston, Texas.  It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area.  The company’s total assets as of March 31, 2010 exceeded $1.4 Billion.  Reliance Bank’s website can be found at www.reliancebankstl.com

Forward looking statements

This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties.  There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control.  These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Investor Relations
Sue Freed, Sr. Vice President
314-569-7208
sfreed@reliancebankstl.com

RELIANCE BANCSHARES, INC.
CONSOLIDATED SUMMARY
(Unaudited)
(in thousands)
			December 31,
BALANCE SHEETS	March 31, 2010	March 31, 2009	2009
ASSETS
Cash and due from banks	$11,489	$9,901	$11,929
Short-term investments	$43,487	$4,172	$15,768
Debt and equity investments	$238,712	$288,723	$284,120
Loans	$1,104,609	$1,234,748	$1,140,797
Less reserve for loan losses	($32,717)	($14,196)	($32,222)

Net loans	$1,071,892	$1,220,552	$1,108,575

Premises and equipment, net	$41,686	$43,688	$42,211
Goodwill and identifiable intangible assets	$1,282	$1,298	$1,286
Other real estate owned	$33,452	$15,490	$29,086
Other assets	43,015	$23,335	$43,733

Total assets	$1,485,015	$1,607,159	$1,536,708

LIABILITIES & EQUITY
Noninterest bearing deposits	$57,288	$52,601	$71,830
Interest bearing deposits	$1,155,395	$1,214,793	$1,194,231

Total deposits	$1,212,683	$1,267,394	$1,266,061
Short-term borrowings	$19,777	$17,158	$12,697
Long-term FHLB borrowings	$99,000	$136,000	$104,000
Other liabilities	5,331	6,362	$4,281

Total liabilities	$1,336,791	$1,426,914	$1,387,039
Stockholders’ equity	$148,224	$180,245	$149,669

Total liabilities & equity	$1,485,015	$1,607,159	$1,536,708

(in thousands)
	For the Three	For the Three
	months Ended	months Ended
INCOME STATEMENTS	31-Mar-10	31-Mar-09

Total interest income	$17,608	$19,984
Total interest expense	$6,790	$10,975

Net interest income	$10,818	$9,009
Provision for loan losses	$7,692	$2,250

Net after provision	$3,126	$6,759
NONINTEREST INCOME
Service charges on deposits	$224	$208
Gain (loss) sale of securities	$65	$0
Other income	$366	$327

Total noninterest income	$655	$535
NONINTEREST EXPENSE
Salaries and benefits	$3,265	$3,880
Other real estate expense	$1,374	$310
Occupancy and equipment	$1,087	$1,126
FDIC assessment	$785	$504
Data processing	$433	$475
Advertising	$19	$147
Other	$792	$799

Total noninterest expense	$7,755	$7,241

Income before taxes	($3,974)	$53
Income taxes	($1,475)	($38)

Net income	($2,499)	$91